Exhibit 5.1

July 21, 2005

Maidenform Brands, Inc.

154 Avenue E

Bayonne, NJ 07002

Ladies and Gentlemen:

We have acted as counsel to Maidenform Brands, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 4,360,682 shares of common stock, par value $ 0.01 per share, of the Company (the “Shares”).  The Shares are reserved for issuance by the Company pursuant to the Maidenform Brands, Inc. 2004 Stock Option Plan, Maidenform Brands, Inc. 2004 Rollover Stock Option Plan, Maidenform Brands, Inc. 2004 Stock Option Plan for Non-Employee Directors and Maidenform Brands, Inc. 2005 Stock Incentive Plan (the “Plans”).  The Shares are to be issued by the Company pursuant to certain stock-based awards (the “Awards”) granted and to be granted in accordance with the Plans.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, agreements, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the resolutions of the Board of Directors of the Company, adopted as of May 11, 2004, July 28, 2004, August 5, 2004, April 4, 2005 and July 6, 2005; (iv) the Plans; and (v) the Registration Statement.

We have made such examination of law as we have deemed proper and necessary to express the opinion contained herein.  As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that certificates representing the Shares will have been properly signed by authorized officers of the Company or their agents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Awards and the Plans, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP